Sub-item 77H: Changes in control of registrant

On  January 25, 2001, Fortis, Inc. agreed to sell  (the
"Sale")   all   of  the  stock  in  its  wholly   owned
subsidiary,  Fortis Advisers, Inc. ("Fortis  Advisers")
to   Hartford  Life  and  Accident  Insurance   Company
("Hartford  Life"), a subsidiary of Hartford  Financial
Services Group, Inc. ("The Hartford").  The Hartford is
a  leading  insurance and financial  services  company.
The  Sale  is  subject to the satisfaction  of  various
conditions.  Upon completion of the Sale, The  Hartford
will   own   and  control  Fortis  Advisers   and   its
subsidiaries, including Fortis Investors, Inc. ("Fortis
Investors").  Fortis Advisers is the investment adviser
for  the  Fortis Series Fund (the "Fund"),  and  Fortis
Investors  is  the principal distributor of  the  Fund.
The  Fund expects to enter into new investment advisory
and   subadvisory  agreements,  and  new   distribution
agreements as a result of the Sale. These changes will require approvals by the Fund's boards of directors and shareholders to the extent required by law.